Exhibit 99.2

HEALTHTRONICS, INC.

Moderator: Tina Macaluso

08-06-09/4:00 pm CT

Confirmation # 2642014

HEALTHTRONICS, INC.

Moderator: Tina Macaluso

August 6, 2009

4:00 pm CT

Operator:	Good day and welcome to the HealthTronics Second Quarter 2009 Earnings conference call. As a reminder, today’s conference is being recorded.

And at this time, I would like to turn the program over to your host Ms. Tina Macaluso. Please go ahead.

Tina Macaluso:	Thank you, Courtney. I’m Tina Macaluso. James Whittenburg, our President and Chief Executive Officer and Richard Rusk, our Interim Chief Financial Officer, are also on the call.

Before we begin, let me remind everyone that this call will contain forward-looking statements regarding HealthTronics and our subsidiaries and the services we provide. Investors are cautioned that all such statements involve risks and uncertainties. Investors are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this presentation. HealthTronics undertakes no obligation to publicly revise these forward-looking statements. Please refer to our press release as well as our SEC filings for a discussion of the risks related to forward-looking statements.

Now, I’d like to turn the call over to James.

HEALTHTRONICS, INC.

Moderator: Tina Macaluso

08-06-09/4:00 pm CT

Confirmation # 2642014

James Whittenburg	Thank you, Tina and good afternoon everyone. For today’s call, I’ll give a very brief overview of the second quarter and then Richard will detail our financial results. After that, I’ll discuss quarterly and business highlights and then we’ll conclude with a Q&A session.

The past quarter has been eventful in a number of areas. First, and perhaps most significantly, our offer to acquire cryoablation leader Endocare was accepted. Our desire to acquire Endocare began almost 12 months ago and the acquisition was formally concluded on July 27 for a total deal consideration of approximately $20 million, excluding transaction cost and anticipated integration cost that we will discuss in greater detail later on the call.

Secondly, the balance of our business which includes our physician partnerships, equipment and consumable sales, equipment maintenance services and lab services are all contributing and continue to place HealthTronics as a leader in the urology field.

As stated in today’s press release, revenue for the quarter was $44.2 million. Our quarterly adjusted EBITDA was $5.5 million. Our net income was 1 cent per share and our GAAP net income was 2 cents per share. After Richard’s financial review, I will discuss highlights of the Endocare acquisition, our UroPath and ClariPath lab businesses, the IGRT initiative and a brief update on our lithotripsy, laser and cryotherapy businesses. I’ll then discuss our understanding of the current healthcare reform discussion, financial and strategic benefits stemming from the Endocare acquisition, and finally, Endocare’s expected financial contribution. But first, the financials results. Richard?

Richard Rusk:	Thank you, James. As is our practice, we have included attachments to our press release which provides certain details, supplemental financial tables, and schedules. These schedules provide detailed earnings data for the results of operations through June 30, 2009. I direct you to those tables for comparisons.

HEALTHTRONICS, INC.

Moderator: Tina Macaluso

08-06-09/4:00 pm CT

Confirmation # 2642014

Total revenues for the second quarter of 2009 were $44.2 million compared to $42.6 million in the second quarter of 2008. This 4% year over year growth was driven primarily by our anatomical pathology and IGRT operations. Our total cost of revenues was $21.3 million in the second quarter and as a percentage of revenue was 48%. Our selling, general and administrative costs were $4.9 million. Our adjusted EBITDA for the second quarter was $5.5 million.

Now, let’s look in more detail at our performance in the second quarter. Total revenue from operations was $44.2 million in the quarter. Our revenues on a same-store partnership basis declined slightly from the second quarter of 2008 but increased 3% sequentially over the first quarter of 2009. Overall, litho revenues increased approximately $300,000 in the second quarter of 2009 from the same quarter in 2008. Our prostate revenues decreased in the quarter as compared to the second quarter of 2008. Revenues from our cryo operations have been consistent for the last three quarters and our actual pre-tax contribution from these operations was approximately $300,000 more in the second quarter of 2009 as compared to the second quarter of 2008.

Revenues from our lab operations increased $1.6 million from the same period in 2008. This increase was primarily driven by revenues from our UroPath acquisition in July of 2008. Adjusted EBITDA was $5.5 million in the second quarter of 2009, which was down approximately $300,000 from the second quarter of 2008 but comparable with the first quarter of 2009.

At June 30, our balance sheet position remains strong. Our net working capital was approximately $1.3 million. This was down significantly from yearend 2008 as we are now reflecting the entire balance drawn on our credit facility as current since its maturity date is March of 2010.

Currently, we have $16 million capacity on our credit facility and have $35 million of that amount drawn at June 30, 2009. We will finance the facility before its maturity date in March of next year.

HEALTHTRONICS, INC.

Moderator: Tina Macaluso

08-06-09/4:00 pm CT

Confirmation # 2642014

As we discussed in the last call, we have two financial covenants. One of them is an interest coverage ratio; the other is a total debt ratio. We are well within both of these ratios.

We generated $17.9 million in operating cash flows in the second quarter of 2009, down approximately $187,000 from the second quarter of 2008. This decrease relates entirely to the change in accounting for merger cost as we expensed approximately $500,000 of this cost in the quarter.

Our cash balance decreased $6 million as compared to the same period a year ago and this variance reflects our move to monthly partnership distributions, first distributions four times a year, as was done in prior years. We believe our strong balance sheet as well as our strong cash flows from our core businesses will continue to provide us with strategic growth opportunities.

Now, I would like to provide a brief overview of the Endocare acquisition. The acquisition was successfully completed last month. We disclosed the financial details in a press release of last week. But let me summarize those details for you again.

On July 27, 2009, we completed the acquisition of Endocare for a total consideration of approximately $20 million including $17.5 million to acquire all outstanding Endocare shares and $2.5 million to repay outstanding Endocare net debt at the closing date. Although the exact breakdown of consideration between stock and cash will not be known until after our acquisition through merger of the roughly 9% of Endocare shares that did not tender when the offer closes, we anticipate that the $17.5 million to acquire Endocare shares, 75% of that amount will be paid in HealthTronics’ stock and 25% will be paid in cash.

Accordingly, excluding the debt payoff and the transaction cost, we will pay approximately $4.4 million in cash and issue approximately 7.3 million HealthTronics shares to complete the acquisition of all Endocare shares via the tender and subsequent merger.

HEALTHTRONICS, INC.

Moderator: Tina Macaluso

08-06-09/4:00 pm CT

Confirmation # 2642014

The debt payoff at closing totaled $3.2 million and Endocare held a cash balance of roughly $700,000 at closing. We incurred approximately $500,000 of legal and printing costs in the quarter. We anticipate that third quarter legal integration, severance and other deal costs, excluding one-time retention payments, will be between $1 million and $1.5 million. We also assumed as part of the acquisition $4 million in cost related to Endocare’s previously incurred transaction cost. Excluding the relocation of Endocare manufacturing operations, most of the integration costs will take place in the third and fourth quarters of 2009. Manufacturing will be relocated during the first two quarters of 2010.

In connection with our acquisition, we borrowed approximately $7 million on our credit facility in order to pay off the Endocare outstanding line of credit and to provide the cash payment for the Endocare shares tendered during the offer.

Now, I’ll turn it back over to James.

James Whittenburg:	Thank you, Richard. The second quarter’s results were consistent with our expectations. We continue to see geographically diversified strength in our lithotripsy, laser BPH and cryosurgery partnership businesses. We made good progress in our pathology business during the quarter and our second radiation therapy center began operations in mid June. But first, some highlights from the Endocare acquisition.

First, this acquisition shows our commitment to technologies that improve patient care while enhancing the practice economics of our physician partners. As many know, Endocare has long held the position of an innovative developer of cryosurgical technologies for patients with prostate cancer. We believe this expertise adds significant value to HealthTronics’ proposition of providing physicians and their patients with the best available treatment options.

HEALTHTRONICS, INC.

Moderator: Tina Macaluso

08-06-09/4:00 pm CT

Confirmation # 2642014

Strategically speaking, Endocare’s existing physician and care facility relationships provide an opportunity for organic growth for not only cryoablation but also our lab business and core partnership businesses. The reverse is true as well with opportunities to sell cryosurgery across our larger urology platform. The end result, by incorporating Endocare into HealthTronics, we will solidify our position as the leading provider of technically advanced products and services to the urology community. Through our integration of Endocare, we should see a favorable impact on our financial results. I will discuss the expected financial contributions toward the end of the call.

Next, our anatomical pathology business. As Richard detailed, the lab business continues to be a strong growth segment for us. Overall, we expect consistent growth throughout UroPath and ClariPath as we support those businesses through additional sales and marketing resources, investments in information technology as well as potential new clinical initiatives. In terms of our sales force, we have completed the integration of the UroPath and ClariPath sales infrastructures and we are now focusing on leveraging the newly acquired Endocare sales team to maximize opportunities across all of our businesses. The result will be a national sales team that will be cross trained in pathology, cryosurgery, lithotripsy and laser for BPH. This team will also create lead generation for our radiation therapy efforts.

We have also begun to aggressively market our lab initiatives in the form of our ClariFlag and ClariKit programs. These programs provide more accurate and timely results to our clients and improved work flow for operations. In addition, the enhancements we are making to our laboratory information system will enable us to implement a positive chain of custody that we believe exceeds any laboratory platform and industry. Our bar code tracking will begin at the point of procedure into logistics throughout all steps and tissue processing and pathologist interpretation. This control will provide discrete patient experiences specific to each specimen.

Investments in our pathology infrastructure and lab management expertise are the basis of our unique offerings which range from in-office lab management services at one end of the spectrum to state-of-the-art reference lab processing at the other and includes several models between those endpoints that can be matched to particular physician practice profiles and needs. With expertise in over 70 laboratory build outs and a consultative relationship with our urologist-partners, that is a decade or longer in many instances, we are ideally situated to grow our presence in this market. As a result, we continue to be optimistic that our lab business will contribute substantially to our growth over the next few years.

HEALTHTRONICS, INC.

Moderator: Tina Macaluso

08-06-09/4:00 pm CT

Confirmation # 2642014

On the expense side, the $1 million reduction in annualized operating expenses that I discussed on the last call has been fully achieved beginning with the third quarter of this year with more expected as a result of the Endocare acquisition. As stated earlier, these reductions are principally in the form of workforce reductions and relocations from acquisitions. And the reductions help offset the infrastructure build out costs in our lab initiative.

Next, an update on our IGRT initiative. We acquired an interest in our first center late last year and it is operating well. We have seen a decline in patient volume year over year but do not see a continuing downward trend. We do project that new payor contracts could add patient volume and offset some of that year over year decline beginning in the third quarter of this year. Our second center was completed in June and is now fully operational. Our economic interest in this center consists of management fees tied to our management role and we did not commit capital for equipment or real estate as we expect to in planned future developments.

Lastly, we are progressing on several other centers under executed LOIs and are encouraged by our current deal pipeline but we do not expect any additional centers to open this year. Given the timing of the opening of our second center, we did not see a significant financial contribution from it in the quarter but based on projected patient volumes in both centers, we expect to see a contribution of roughly $1 million EBITDA during the third quarter, excluding costs related to future development efforts.

HEALTHTRONICS, INC.

Moderator: Tina Macaluso

08-06-09/4:00 pm CT

Confirmation # 2642014

While we feel our IGRT offering remains compelling, we do recognize that current federal and state level discussions regarding healthcare reform may have a chilling effect on future development efforts and have the potential to negatively impact financial results at our existing centers. Specifically, the proposed CMS changes to the 2010 physician fee schedule could result in a significant decrease to the technical component payments to facilities using diagnostic imaging and is currently proposed therapeutic equipment priced over $1 million.

This is a significant reduction one which effectively encompasses radiation therapy procedures for prostate treatments as well as dozens of other cancer treatments utilizing radiation oncology. In terms of the implementation of this proposal, CMS is accepting comments on the proposed rule until August 31 and will respond to all comments in a final rule to be issued by November 1. However, proposed legislation may supersede CMS’s ability to impact reimbursement rates in this area. If unaltered, the new payment rates and policies would apply to services furnished to Medicare beneficiaries on or after January 1, 2010.

To be certain, we are diligently working with our allies within the urology and radiation therapy fields to either mitigate or eliminate entirely this extreme cut by taking a leading role in advocating increased access to integrated cancer care. We, along with the majority of clinical leaders, believe this access results in improved quality of therapy while reducing the overall cost burden on the healthcare system. Congress has intervened in each of the past 6 years to nullify numerous other CMS proposals and they may well do so again.

Now, I will briefly discuss our lithotripsy, laser and cryotherapy businesses. The businesses are performing in line with historical trends. There has been little to no change in the most recent fee schedule proposed for each therapy. The pricing environment in lithotripsy remains strong. We have seen (CPI) adjustments that are positive and we do not anticipate declines in the foreseeable future.

HEALTHTRONICS, INC.

Moderator: Tina Macaluso

08-06-09/4:00 pm CT

Confirmation # 2642014

With respect to laser BPH, we are currently evaluating newer laser technologies and the opportunities they may present. And we will provide more detail on this topic on future calls.

In terms of cryotherapy, this therapy remains an important treatment for prostate cancer and renal tumors and the business is slightly down from previous quarters. We believe this downturn will be short-lived and we expect it to improve almost immediately due to the completion of our Endocare acquisition as well as our improved sales infrastructure and its ability to market this business across our broad platform.

As discussed on prior calls, regulations passed by CMS that take effect October 1 will require that we migrate our laser and cryo partnerships into a new structure. We are on schedule to complete this process. For competitive reasons, we will not discuss specifics of the model beyond sharing our view that the changes will not have a negative impact on the financial results of those businesses.

While on the topic of federal regulations, healthcare reform is obviously a popular and highly complex issue. The initial August deadline for a vote has passed but the debate will resume in earnest once Congress returns from a summer recess. While we do not know exactly what, if any, impact the reforms will have on HealthTronics, we do continue to believe that our diverse business across the urology field including almost 100 partnerships helps insulate HealthTronics from policies that might impact the larger healthcare and urology markets.

For example, most of our services are (billed) on a wholesale basis. As we provide services to the hospital or other care facility, they in turn reimburse us on a per procedure basis irrespective of whether or not it or what amount they subsequently collect from the payor. This structure has us one step removed from any budget impact. Based on this and other factors, I believe we are positioned more favorably than many healthcare companies in the context of reimbursement changes. This is not to say that we are sitting by, passively watching the debate. We are actively involved directly in Washington and indirectly through our physician partnerships, the American Urological Association as well as other medical specialty associations, and we will continue to act proactively to not only minimize potential adverse impacts from regulatory changes but to also minimize the opportunities those changes might create.

HEALTHTRONICS, INC.

Moderator: Tina Macaluso

08-06-09/4:00 pm CT

Confirmation # 2642014

Lastly, Endocare and its specific benefits. At HealthTronics, we have been both an advocate and distributor of Endocare’s cryoablation technology for a number of years. With our broad resources and market position, I believe this acquisition will result in cryoablation products having a wider adoption among urologists and other specialists.

Our goal is to quickly position Endocare’s technology as an integral part of HealthTronics’ portfolio of products and services. Specifically, this acquisition will create a more efficient company with synergies in a number of areas. Number 1, economies of scale driven by market penetration; number 2, an increased value proposition for our physician partnerships through diverse technological service and product offerings; number 3, operational efficiencies through elimination of redundant costs; and number 4, the ability to expand our business through cross marketing a full suite of urological products and services.

In terms of the financial contribution we expect from Endocare, we believe the acquisition will, first, have a neutral to slightly negative impact during the third quarter as we implement our integration plan. Second, generate EBITDA of approximately $1 million to $1.5 million in the fourth quarter of 2009 as we continue our integration efforts. And third, while we anticipate some non-recurring charges during the first quarter of 2010 from relocation of manufacturing, we believe that we can achieve an annualized contribution of $6 million to $7 million in EBITDA by the end of the first quarter of 2010. We do also believe that additional synergies are likely but will occur more slowly to ensure no disruption in sales or operations. Finally, we expect to fully complete the integration by the end of the second quarter of 2010.

HEALTHTRONICS, INC.

Moderator: Tina Macaluso

08-06-09/4:00 pm CT

Confirmation # 2642014

To conclude, our business fundamentals are strong. Cash flow is consistent and acquisitions continue to be accretive and enhance HealthTronics’ financial results. In addition, our credit facility and strong market leadership within urology have enabled us to pursue growth both internally as well as through value added acquisitions.

Operator, we are now happy to take questions.

Operator:	Thank you. If you’d like to ask a question at this time, please press star 1 on your telephone keypad. If you’re joining by speakerphone, please ensure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star 1 for questions. We’ll pause for just a moment to assemble our queue. And once again, as a reminder, that is star 1 for questions. And we are assembling our queue.

We’ll take our first question today from David MacDonald with Suntrust.

(Eric Fleming):	Hey, guys, it’s (Eric Fleming) in for David tonight. I just have a couple of questions for you. In terms of the lab sales force changes, is there any additional traction you're seeing? It sounds like you’ve combined the forces between the UroPath and ClariPath sales teams? What additional traction do you see going forward?

James Whittenburg:	Yes. You know we’ve seen some traction as we combine those two sales forces. It has also at the same time created some distraction as we have changeover in personnel. But we do expect more traction as we move forward. We do now have I think a solid team in that respect and with the addition of the Endocare sales team, we’re going to be able to (pool) really the best of the best as we deploy resources in the path space.

And so the other thing we’ve done in tandem with integrating the sales forces is really take the two endpoints in terms of models that have been deployed historically in pathology – the UroPath model, which was a physician in-office model and the ClariPath model, which existed at HealthTronics previously and that was more of a pure reference-led model and we have fleshed out various business models between those two endpoints that can be tailored to each individual physician practice. And so developing those models and providing the marketing collaterals and sales tools to that integrated sales force have been an important process that has been ongoing as we integrated the sales force.

HEALTHTRONICS, INC.

Moderator: Tina Macaluso

08-06-09/4:00 pm CT

Confirmation # 2642014

(Eric Fleming):	OK. And just a question on the IGRT, it’s good to hear you got the facility opened in June on schedule. Going forward, is this – is three facilities a year still a good number to look at in terms of the IGRT?

James Whittenburg:	It is. At this point, I would say my more significant concerns in IGRT relate to the reimbursement outlook.
(Eric Fleming):	OK.
James Whittenburg:	And that’s something we just don’t have good clarity on right now. I do expect to get much better clarity before the end of the year. And I would also add that I think the uncertainty on the reimbursement front also calls into question the overall window in terms of number of years where you could expect to develop centers a year. And so that’s something we’ll also have to (keep an eye) on and reevaluate as we see the reimbursement landscape unfold.

(Eric Fleming):	OK. Thanks. And just a final question, just looking at the 2Q revenues. Sequentially, it was just up 1.2%, and looking back in 2008 from 1Q to 2Q you guys were up 25% and knowing that 1Q is typically seasonally weak, can you give us any further details on the revenue growth, the sequential growth?

HEALTHTRONICS, INC.

Moderator: Tina Macaluso

08-06-09/4:00 pm CT

Confirmation # 2642014

James Whittenburg:	Yes. I’d be happy to. One is we did have (AMPI that) closed in the second quarter of 2008 and made a significant contribution and so that’s part of what you’re seeing there. Secondly, (AMPI) from a revenue standpoint did contribute on a year to date basis roughly $2 million more than it has contributed in this year. And there I think are some subtle reasons that are behind that shift.

One of which relates to the timing of our unsolicited acquisition or unsolicited offer for Endocare in the fall of 2008 and I think subsequent to that unsolicited offer Endocare’s awareness of its dependence on (AMPI) and now HealthTronics as a customer that comprised domestically potentially as much as 60% of its revenue was heightened. And as a result of that, I do think that Endocare and this, of course, is before we arrived at terms on a merger agreement have begun to try and incorporate other service providers more significantly into their business.

(Eric Fleming):	OK. All right. That’s all I have (at this point) I guess. Oh wait, I’m sorry. I do have one more that I wrote down. On the $1 million cost savings, you said you have already achieved that?

James Whittenburg:	Yes.

(Eric Fleming):	OK. I know previously you’re saying you’re expecting by the end of 3Q. So is there any additional savings we can expect over the third quarter or just moving forward on Endocare?

James Whittenburg:	There will be very significant savings in the third quarter but that will relate to Endocare and they really won’t show up in a visible fashion until we hit the fourth quarter.

(Eric Fleming):	OK. All right. Thanks a lot.

James Whittenburg:	You bet.

HEALTHTRONICS, INC.

Moderator: Tina Macaluso

08-06-09/4:00 pm CT

Confirmation # 2642014

Operator:	We’ll go next to Mitra Ramgopal with Sidoti & Company.

Mitra Ramgopal:	Yes, hi, good afternoon guys. Again, if you had to look at the top line, could you give us a sense as to how much of that was sort of organic growth?

James Whittenburg:	Yes, it’s relatively, Mitra, it’s flat. I mean we did see some organic growth in litho with the addition of a couple of partnerships. And we did see some organic growth in the lab but as a percentage, the lab is a relatively small portion of the business today. And as a result of that you know the growth – organic growth was relatively nominal. We do think that will change as we pick up additional traction in the lab space.

Mitra Ramgopal:	OK. And James, I believe you had) mentioned you know the recent acquisition being accretive but you know if I have to sort of look at the numbers in terms of the 2 cents adjusted this year and 2 cents a year ago, at least from a bottom line perspective, we haven’t seen much of an impact there. I don’t know if maybe going forward that will become a little more apparent.

James Whittenburg:	I think it will become a little more apparent. I also – you know we have had some movement during the first and second quarter still as it relates to cost reductions and I think those will begin to show up in the third quarter. I also thought would point out the same topic as it relates to Endocare and the revenue decline we saw on the Endocare front I think was significant. And so that’s something that obviously going forward will be addressed now that we’ve combined the two companies. And so I think we’ll get better clarity on those as we move forward and I think we’ll see more contributions.

Mitra Ramgopal:	OK. And with regards to the Endocare acquisition, I know you’ve given the guidance regarding EBITDA, could you give us an idea what sort of a revenue you’re expecting for the second half or even for the guidance for next year that you’ve provided?

HEALTHTRONICS, INC.

Moderator: Tina Macaluso

08-06-09/4:00 pm CT

Confirmation # 2642014

Richard Rusk:	Yes. Mitra, if you remember, we’re around (the) 40% customer so if you eliminate those sales from their top line, if you look at their numbers, you’d get a slightly higher number. It will probably be on any given quarter between $4 million and $5 million additional revenue to our top line.

Mitra Ramgopal:	OK. Thanks. And I think you have about, you said, $35 million on the credit facility that’s coming due in March. Can you give us an update in terms of you know how confident you are in terms of being able to renegotiate that at pretty favorable rates in this environment?

Richard Rusk:	Mitra, we have – the $35 million is what we had drawn at June 30. We drew another $7 million related to the acquisition. So for the next few months, we’ll stay in the mid 40s on the line. We’re confident – we’ve worked – we’ve had discussions on a monthly basis with our banks. They understand where we sit from an under market pricing that we currently enjoy and we’re working with them and they’ve kind of laid out timetables for us to start the process on the renewal or the extension. And we’re confident that we’ll do that, one, soon enough that we’re able to get a deal negotiated but also as late as possible to March 2010 to continue to capture our rate as we currently enjoy them.

James Whittenburg:	Yes and, Mitra, a couple of other points. So from a standpoint of the participants in our current syndicate, these are longstanding relationships that we’ve had with JP Morgan Chase, B of A and Wells Fargo as successor to Wachovia. And that I think gives us a fairly high degree of confidence that they not only understand our business well but value the relationship. From a balance sheet and cash flow perspective, we’re talking about even at the time we would look to refinance this and taking into account the impact of the Endocare transaction, we’re looking at debt that is no more than 2-1/2 times our actual cash flow. And so – and certainly less than two times EBITDA – and so we feel very good about our ability to refinance the facility.

HEALTHTRONICS, INC.

Moderator: Tina Macaluso

08-06-09/4:00 pm CT

Confirmation # 2642014

Mitra Ramgopal:	Good. Thanks again, guys.

James Whittenburg:	Yes.

Operator:	And once again, that is star 1 for questions. We’ll go next to Greg Eisen with ICM Asset Management.

Greg Eisen:	Thanks. Good afternoon, guys.

James Whittenburg:	Hello, Greg.

Greg Eisen:	So acquisition costs $20 million, you figure a run rate of $67 million EBITDA contribution after the dust settles, that’s pretty good margin. But you know on the minority interest line, which is called something else now, FASB decided to change the name of minority interest but in terms of what you (backed) out and paid for your partners, how much – what do you expect is the profit sharing that will go to doctors in your partnerships as a result of ...

James Whittenburg:	(Of the) $67 million ...

Greg Eisen:	Yes.

James Whittenburg:	To your question, Greg, none of the $67 million will go to the partners. That really is the margin that existed at Endocare on the products side. And we have a longstanding model that we’ve changed slightly to address the regulations that went into effect last year and become effective October 1. But that model has economics that are tied into it that, as I mentioned earlier on the call, are not going to change significantly. And so, all of the $67 million will flow through to our bottom line.

HEALTHTRONICS, INC.

Moderator: Tina Macaluso

08-06-09/4:00 pm CT

Confirmation # 2642014

Greg Eisen:	That’s pretty encouraging. One or two housekeeping questions, regarding your cash balance at the end of the quarter, that wasn’t in the release. Should that be $12.2 million basically? You had $18.2 million last year minus 6?

Richard Rusk:	That’s the number.

Greg Eisen:	OK. And regarding your debt, you showed a long-term number of ($2.456 million) and the only remaining debt outside of that is $35 million that’s up in the short-term figure that you have to break out from the footnote you showed. So that would be $37 million total?

Richard Rusk:	There’s actually $40 million in total. We have $35 million on the line and there’s about $5.4 million of partnership debt and that’s split between the current and long-term of about $2-1/2 million apiece, Greg.

James Whittenburg:	And one thing to keep in mind, Greg, is while we consolidate that debt, the service of that debt occurs at the partnership level. And so from a cash flow standpoint, really 20% of that consolidated debt is serviced out of the cash flow that ultimately goes in to constituting our EBITDA.

Greg Eisen:	I see so that – 80%, then, maybe a percent plus comes out of it, the partner’s then?

James Whittenburg:	That’s correct. It comes out of that – out of that component that you referenced as distributions to minority interest.

Richard Rusk:	So we would be paying approximately $1 million of the $5 million plus the $35 million so (at a net to) HealthTronics, it’s more of a $36 million number, (correct).

Greg Eisen:	OK. Great. Thanks a lot. That’s it for me.

HEALTHTRONICS, INC.

Moderator: Tina Macaluso

08-06-09/4:00 pm CT

Confirmation # 2642014

James Whittenburg:	You bet.

Operator:	And there are no further questions at this time. I’d like to turn the conference back over to our presenters for any closing or additional comments.

James Whittenburg:	I’d like to thank each of you for your participation this afternoon. We look forward to reporting results of the third quarter. Thank you.

Richard Rusk:	Thank you.

Operator:	And that does conclude today’s program. We thank you for your attendance. Have a great day.

END